Exhibit 99.1

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

CACHE REPORTS SECOND QUARTER FISCAL 2014 RESULTS

New York, New York — August 11, 2014 — Cache, Inc., (NASDAQ: CACH), a national multi-channel specialty retailer of women’s apparel and accessories, reported results for the thirteen (“second quarter”) and twenty-six week periods (“first six months”) ended June 28, 2014.

For the 13-week period ended June 28, 2014:

•                  Net sales were $54.1 million compared to $60.1 million in the second quarter of fiscal 2013.

•                  Comparable store sales decreased 8.8%.

•                  Operating loss totaled $7.7 million and included employee separation charges incurred of $275,000. This compares to operating loss of $1.6 million in the second quarter of fiscal 2013, which included employee separation charges incurred of $956,000;

•                  Net loss totaled $7.9 million, or ($0.33) per diluted share, as compared to net loss of $1.6 million or ($0.09) per diluted share in the second quarter of fiscal 2013; and

Jay Margolis, Chairman and Chief Executive Officer, commented: “In the second quarter we made significant progress on our strategic initiatives, which have contributed positively to our business at the end of the second quarter, and even more significantly in the beginning of the third quarter.  Our comparable store sales are positive in the first 6 weeks of the third quarter following a 6% increase in the third quarter last year, driven by a positive response to our recent collections, the launch of our new loyalty program, Treasured, the merging of our planning and allocation teams and the consolidation of our store and online fulfillment operations to create one multi-channel distribution center. As a result of these initiatives, we are delivering more powerful assortments, in the right quantities, in the right locations and at the right time, positioning us to achieve our objective to be a top shopping destination for all the events in a woman’s life. While disappointed in our second quarter financial performance, I am encouraged about our business at the start of the second half of the year and expect our actions to result in increased sales productivity.”

For the 26-week period ended June 28, 2014:

•                  Net sales were $101.5 million compared to $113.6 million in the first six months of fiscal 2013.

•                  Comparable store sales decreased 8.9%.

•                  Operating loss totaled $18.3 million and included employee separation charges incurred of $409,000. This compares to an operating loss of $9.3 million in the first six months of fiscal 2013 and included employee separation charges incurred of $2.5 million;

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•                  Net loss was $18.7 million or ($0.83) per diluted share, as compared to a net loss of $19.4 million or ($1.23) per diluted share in the first six months of fiscal 2013; and

Gross profit for the second quarter of fiscal 2014 was $17.1 million, or 31.6% of net sales, compared to $22.4 million, or 37.3% of net sales, in the second quarter of fiscal 2013. For the first six months of fiscal 2014, gross profit was $30.0 million, or 29.6% of net sales, compared to $39.4 million, or 34.7% of net sales in the first six months of fiscal 2013. The decrease in gross margin for the second quarter and first six months of fiscal 2014 was primarily driven by the de-leverage of fixed occupancy expenses given lower sales, as compared to the prior year.

In total, operating expenses for the second quarter of fiscal 2014 were $24.7 million, or 45.7% of net sales, as compared to $24.0 million, or 40.0% of net sales, in the second quarter of fiscal 2013. For the first six months of fiscal 2014, operating expenses were $48.3 million, or 47.6% of net sales, compared to $48.7 million, or 42.9% of net sales, in the first six months of fiscal 2013. The increase in operating expenses for the second quarter and six months of fiscal 2014 was driven by increases in marketing.

At June 28, 2014, cash totaled $666,000, as compared to $15.1 million in cash and marketable securities at June 29, 2013. Total inventory at cost increased 17.9% at quarter end from the prior year period. Increased inventory value is a result of an increase in the mix of dress inventory this year and an unusually low inventory last year given the efforts to liquidate non-performing inventory in fiscal 2013. The Company ended the quarter with no debt and no borrowings under its credit facility

A table summarizing financial results follows:

	26 Weeks Ended		13 Weeks Ended
		As adjusted		As adjusted
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
	($ thousands, except for per share data, share numbers and store count)
Net sales	$101,505	$113,632	$54,101	$60,122
Operating loss	$(18,324)	$(9,326)	$(7,662)	$(1,595)
Net loss	$(18,731)	$(19,433)	$(7,924)	$(1,606)
Diluted loss per share	$(0.83)	$(1.23)	$(0.33)	$(0.09)

Basic and diluted weighted average shares outstanding	22,604,000	15,769,000	24,078,000	18,378,000
Number of stores open at end of period	239	250	239	250

The Company changed its method of accounting for finished goods inventory effective December 29, 2013 from the retail inventory method (“RIM”) to the lower of cost or market with cost being determined on the first-in, first-out basis. The effect of this change on the net loss for the 13-week period and 26-week period ended June 29, 2013 was a reduction to the loss by $1,552,000 and $2,230,000, respectively. Refer to schedule on Change in Accounting Principle attached.

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Real Estate Optimization & Savings

During the second quarter, the Company opened no stores and closed 3 existing locations, ending the period with 239 stores in operation. For the balance of fiscal 2014, the Company intends to open 4 new stores, including 2 outlet centers and close 4 stores,  As a continuation of the Company’s real estate optimization strategy, the Company plans to accelerate the closing of unproductive locations, the majority of which are expected to close in the first quarter of 2015. We expect the closing of unproductive locations will translate into an increase of approximately $0.10 in EPS for 2015 and $0.12 EPS on an annualized basis, given the number of shares outstanding as of August 7, 2014.

In addition to the real estate optimization strategy, we also initiated several cost savings in the later part of the second quarter by reducing corporate overhead and operational expenses and we will continue to focus on maintaining expense discipline and balance sheet strength to increase our flexibility to continue our turnaround and position the Company for long term sustained, profitable growth.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its second quarter fiscal 2014 results today, August 11, 2014, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 7:30 p.m. ET on August 11, 2014 and remain active until 11:59 p.m. ET on August 18, 2014.  The replay can be accessed by dialing (877) 870-5176 and entering confirmation code 13587916.

About Cache, Inc.

Cache is a national multi-channel specialty retailer of women’s apparel and accessories. Cache offers a boutique shopping experience for stylish and fashion-conscious women with a product line consisting of elegant evening wear, special occasion and day dresses, casual sportswear and accessories, primarily sold under the Cache brand- everything to meet the events and lifestyle needs in a woman’s life. The Company currently operates 239 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the section of our Annual Report on Form 10-K filed with

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the SEC on March 25, 2014 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

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CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		As adjusted	As adjusted
	June 28,	December 28,	June 29,
	2014	2013 (1)	2013 (1)
ASSETS

Current assets:
Cash and equivalents	$666,000	$4,513,000	$12,853,000
Certificates of deposit - restricted	—	—	2,250,000
Receivables, net	3,060,000	2,806,000	2,299,000
Income tax receivable	—	—	59,000
Inventories, net	24,398,000	24,941,000	20,691,000
Prepaid expenses and other current assets	1,922,000	1,272,000	1,679,000
Total current assets	30,046,000	33,532,000	39,831,000

Equipment and leasehold improvements, net	19,769,000	18,221,000	19,933,000
Intangible assets, net	102,000	102,000	102,000
Other assets	1,158,000	1,384,000	636,000

Total assets	$51,075,000	$53,239,000	$60,502,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Book overdraft	$1,550,000	$—	$—
Accounts payable	12,224,000	10,856,000	6,671,000
Accrued compensation	3,176,000	4,317,000	3,802,000
Accrued liabilities	11,135,000	11,197,000	10,068,000
Total current liabilities	28,085,000	26,370,000	20,541,000

Other liabilities	7,959,000	8,818,000	9,508,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock, par value $.01; authorized, 40,000,000 shares; issued 34,857,023, 25,220,092 and 25,268,260	348,000	252,000	253,000
Additional paid-in capital	76,445,000	60,830,000	60,358,000
Retained earnings (accumulated deficit)	(21,967,000)	(3,236,000)	9,637,000
Treasury stock, 3,682,199, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders’ equity	15,031,000	18,051,000	30,453,000

Total liabilities and stockholders’ equity	$51,075,000	$53,239,000	$60,502,000

(1) See attached Change in Accounting Principle schedule

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		As adjusted
	26 Weeks Ended	26 Weeks Ended
	June 28,	June 29,
	2014	2013 (1)

Net sales	$101,505,000	$113,632,000

Cost of sales, including buying and occupancy	71,501,000	74,254,000

Gross profit	30,004,000	39,378,000

Expenses
Store operating expenses	37,815,000	36,835,000
General and administrative expenses	10,104,000	9,415,000
Employee separation charges	409,000	2,454,000
Total expenses	48,328,000	48,704,000

Operating loss	(18,324,000)	(9,326,000)

Other income (expense):
Amortization of deferred financing cost	(108,000)	—
Interest income	1,000	17,000
Interest expense	(125,000)	—

Loss before income taxes	(18,556,000)	(9,309,000)

Income tax provision	175,000	10,124,000

Net loss	$(18,731,000)	$(19,433,000)

Basic loss per share	$(0.83)	$(1.23)

Diluted loss per share	$(0.83)	$(1.23)

Basic weighted average shares outstanding	22,604,000	15,769,000

Diluted weighted average shares outstanding	22,604,000	15,769,000

(1) See attached Change in Accounting Principle schedule

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		As adjusted
	13 Weeks Ended	13 Weeks Ended
	June 28,	June 29,
	2014	2013 (1)

Net sales	$54,101,000	$60,122,000

Cost of sales, including buying and occupancy	37,029,000	37,695,000

Gross profit	17,072,000	22,427,000

Expenses
Store operating expenses	19,744,000	18,332,000
General and administrative expenses	4,715,000	4,734,000
Employee separation charges	275,000	956,000
Total expenses	24,734,000	24,022,000

Operating loss	(7,662,000)	(1,595,000)

Other income (expense):
Amortization of deferred financing cost	(54,000)	—
Interest income	—	9,000
Interest expense	(83,000)	—

Loss before income taxes	(7,799,000)	(1,586,000)

Income tax provision	125,000	20,000

Net loss	$(7,924,000)	$(1,606,000)

Basic loss per share	$(0.33)	$(0.09)

Diluted loss per share	$(0.33)	$(0.09)

Basic weighted average shares outstanding	24,078,000	18,378,000

Diluted weighted average shares outstanding	24,078,000	18,378,000

(1) See attached Change in Accounting Principle schedule

Change in Accounting Principle

Effective December 29, 2013, the Company elected to change its method of accounting for its retail finished goods inventory from the retail inventory method (“RIM”) to the lower of cost or market, with cost being determined on the first-in, first-out method. The RIM method does not track the valuation of inventory and the cost of goods sold at the individual item level, but instead calculates the valuation of inventory and cost of goods sold by applying a calculated cost to retail relationship to the value of retail inventories and cost of goods sold. The Company believes the method of tracking cost at the individual item level is a preferable method as it matches the actual merchandise costs with the respective revenues. The cumulative effect of this accounting change as of December 30, 2012 was decreases of $737,000 in inventories, $123,000 in deferred tax assets and $860,000 in accumulated deficit.  The effect of this accounting change on the Company’s financial statements as of December 28, 2013 and June 29, 2013 and for the 26- and 13-week periods ended June 29, 2013 are presented below.

	As reported		As adjusted	As reported		As adjusted
	December 28,		December 28,	June 29,		June 29,
	2013	Adjustments	2013	2013	Adjustments	2013
Condensed Consolidated Balance Sheets
Inventories, net	$23,673,000	$1,268,000	$24,941,000	$19,321,000	$1,370,000	$20,691,000
Retained earnings (accumulated deficit)	(4,504,000)	1,268,000	(3,236,000)	8,267,000	1,370,000	9,637,000

	26-Weeks ended			13-Weeks ended
	As reported		As adjusted	As reported		As adjusted
	June 29,		June 29,	June 29,		June 29,
	2013	Adjustments	2013	2013	Adjustments	2013
Condensed Consolidated Statement of Operations
Cost of sales, including buying and occupancy	$76,361,000	$(2,107,000)	$74,254,000	$39,247,000	$(1,552,000)	$37,695,000
Loss before income taxes	(11,416,000)	2,107,000	(9,309,000)	(3,138,000)	1,552,000	(1,586,000)
Income tax provision	10,247,000	(123,000)	10,124,000	20,000	—	20,000
Net loss	(21,663,000)	2,230,000	(19,433,000)	(3,158,000)	1,552,000	(1,606,000)
Basic loss per share	(1.37)		(1.23)	(0.17)		(0.09)
Diluted loss per share	(1.37)		(1.23)	(0.17)		(0.09)